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                                    EXHIBIT 5

                                ESCROW AGREEMENT

         This Escrow Agreement ("Agreement") is entered into as of January 3, 1997, by and among DENIS PORTARO and SANDRA PORTARO (collectively, the "Shareholders"), CAPSTONE PHARMACY SERVICES, INC., a Delaware corporation ("Buyer"), and HARWELL HOWARD HYNE GABBERT & MANNER, P.C. ("Escrow Agent").

                              W I T N E S S E T H:

         A. Buyer, Portaro Pharmacies, Inc., a California corporation ("Seller"), Shareholders and Institutional Pharmacy Services, Inc, a Maryland corporation and wholly-owned subsidiary of Buyer ("Capstone Sub"), have entered into an Agreement and Plan of Merger dated January 3, 1997 ("Merger Agreement"), pursuant to which Buyer is acquiring the stock of Seller via Seller's merger with and into Capstone Sub.

         B. Buyer and Shareholders have agreed, pursuant to the Merger Agreement, to the establishment of an escrow account to hold a portion of the Merger Consideration to ensure the collection of Receivables acquired by Buyer and to ensure certain of Shareholders' indemnity obligations under the Merger Agreement (collectively, such Receivables obligations and such indemnity obligations shall be known herein as the "Escrow Obligations").

         C. As security for Escrow Obligations, the parties to the Merger Agreement have agreed that Buyer shall deposit the number of shares of Capstone Common Stock having an aggregate market value of Two Million and No/100 Dollars ($2,000,000.00) based upon the Average Price with the Escrow Agent as a fund to be held by Escrow Agent in escrow, subject to the terms of this Agreement.

         NOW, THEREFORE, in consideration of the premises set forth in the Merger Agreement, the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

         1. Deposit. Concurrently with the execution and delivery of this Agreement, Buyer has deposited with Escrow Agent the number of shares of Capstone Common Stock having an aggregate market value of Two Million and No/100 Dollars ($2,000,000.00) based upon the Average Price ( the "Escrowed Stock"), which constitutes a portion of the Merger Consideration payable pursuant to the Merger Agreement, and Escrow Agent acknowledges receipt of such stock. Escrow Agent will hold the Escrowed Stock in accordance with the terms and provisions of this Agreement. The Seller may, at its option, substitute for the Escrowed Stock, or any portion thereof, cash or cash equivalents having a value equal to $2,000,000 or
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having a value equal to the percentage of $2,000,000 in Escrowed Stock which the substitute collateral will replace.

         2. Claims Against Escrowed Stock.

                  (a) Buyer and/or any of its affiliates may make a claim against the Escrowed Stock if (a) there has been a Receivables Shortfall, as defined in Section 3.1 of the Merger Agreement, or (b) there have been any Breach Damages, as such term is defined in Section 2.3(2)(b) of the Merger Agreement. Buyer may make such a claim upon giving written notice summarizing the claim, including the amount of the claim (the "Claim Amount"), to Escrow Agent and Shareholders.

                  (b) Upon the giving of such notice by Buyer, the Escrow Agent will deliver to Buyer the number of shares of Escrowed Stock equal to (i) the Claim Amount, divided by (ii) the Average Price, unless within ten (10) days following Buyer's giving of its notice, Shareholders provide written notice to Buyer and Escrow Agent disputing such claim and setting forth in detail the nature and basis of such a dispute. If Shareholders timely deliver such written notice, then such dispute shall be settled as set forth in paragraph 3 of this Agreement.

         3. Settlement of Disputes.

                  (a) If Shareholders provide written notice in accordance with paragraph 3(b) of this Agreement that they dispute a claim, the question of whether the claim is valid, whether payment of the claim is to be made out of the Escrowed Stock, and the amount to be paid on the claim, along with any reimbursable expenses applicable thereto, shall be conclusively determined by a single arbitrator which Buyer and Shareholders shall jointly and in good faith attempt to select. If Buyer and Shareholders are unable to agree on a single arbitrator, then such determination shall be made by three arbitrators, one arbitrator being selected by Buyer, one arbitrator being selected by Shareholders and the third being selected by the two arbitrators so selected. In the event that the first two arbitrators are unable to agree on the selection of the third arbitrator, the third arbitrator shall be designated by the American Arbitration Association. The rules of such Association shall govern the conduct of any such arbitration proceeding, except as may otherwise be specifically provided in this Agreement or the Purchase Agreement. In the event that either Buyer or Shareholders, thirty (30) days after written notification of any demand for arbitration hereunder, shall not have so selected its or their arbitrator and given written notice thereof to the other party(is), such arbitrator shall be selected by the American Arbitration Association at the request of any party to this Agreement.

                  (b) The meetings of the arbitrators shall be held in Los Angeles, California, or at such other place or places as may be agreed upon by the arbitrators. All determinations made by the arbitrator(s) shall be by majority vote and shall be

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final, conclusive, and binding on the parties hereto and the parties agree to the entry of judgment in any court of competent jurisdiction based on the award of the arbitrator(s). Any such award shall be in the full amount deemed owing by the arbitrator(s). Notice of any such determination shall forthwith be given to the disputing party(is) and Escrow Agent. Escrow Agent shall, upon receipt of such notice, pay from the Escrowed Stock the amounts thereof allowed respectively to each of Buyer and/or Shareholders, as the case may be, along with any interest earned thereon. Buyer, on the one hand, and Shareholders, on the other hand, shall each pay one-half of the fees and expenses of such arbitration, unless the arbitrator(s) shall expressly determine to the contrary.

         4. Release of Escrowed Stock. On the one-year anniversary of the Closing, which occurred January 3, 1997, Escrow Agent shall deliver to Shareholders the number of shares of Escrowed Stock equal to (a) fifty percent (50%) of the original number of shares of Escrowed Stock, less (b) the number of shares of Escrowed Stock delivered pursuant to Section 2(b), less (c) the number of shares of Escrowed Stock as to which a claim pursuant to Section 2(a) has been made and is being disputed pursuant to Section 3. On the two year anniversary of the Closing, Escrow Agent shall deliver to Shareholders the remainder of the Escrowed Stock then held by the Escrow Agent; provided, however, that if at or prior to such anniversary Buyer or any affiliate shall have given notice of a claim against the Escrowed Stock pursuant to paragraph 3 of this Agreement, a portion of the Escrowed Stock to otherwise be so released in an amount equal to the amount of the claim (plus any interest thereon) shall be retained by Escrow Agent until any amount that may be awarded with respect to such claims shall have been finally determined and disposed of in accordance with this Agreement.

         5. Other Payments. Notwithstanding anything in this Escrow Agreement to the contrary, Escrow Agent shall make payments of any or all Escrowed Stock in accordance with the terms of any written instructions which it may receive which have been executed by each of Buyer and Shareholders.

         6. Resignation or Substitution of Escrow Agent. Escrow Agent may resign and be discharged of its duties hereunder at any time by giving notice of such resignation to Buyer and Shareholders, which notice will specify a date not less than thirty (30) days after the giving of such notice when the resignation will take effect. Promptly after such notice, a successor escrow agent will be appointed jointly by Buyer and Shareholders. The successor escrow agent will become Escrow Agent upon the resignation date specified in the notice. Escrow Agent will continue to serve until its successor accepts the escrow and receives the Escrowed Stock or until Escrow Agent interpleads the same into the registry of the District Court of Davidson County, Tennessee.

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         7. Liability of Escrow Agent.

                  (a) Upon disbursement of the Escrowed Stock, Escrow Agent will be released and discharged without further obligation under this Agreement. Escrow Agent has no duties other than to hold and release the Escrowed Stock as contemplated hereunder. This Agreement sets forth exclusively the duties of Escrow Agent in its capacity as such and no implied duties or obligations will be read into this Agreement against it. Escrow Agent will have no liability hereunder except for acts of gross negligence, willful misconduct or fraud. Escrow Agent shall not be responsible or liable in any manner whatsoever with respect to any indebtedness or obligation of Buyer or Shareholders.

                  (b) Escrow Agent will be under no obligation to institute or defend any action, suit or legal proceeding in connection with this Agreement or to take any other action likely to involve it in expense unless first indemnified to its satisfaction. In the event that a dispute arises, Escrow Agent may bring an interpleader action in the District Court of Davidson County, Tennessee, naming Buyer and Shareholders as parties. Service as Escrow Agent shall not be deemed to create a conflict of interest that restricts the ability of Harwell Howard Hyne Gabbert & Manner, P.C. to represent Buyer or its affiliates with respect to any matter, including any dispute related to the Escrowed Stock.

                  (c) Escrow Agent shall be protected in acting in reliance upon any instrument or signature or telephonic communication believed to be genuine and may assume that any person purporting to give any notice, advice or instruction in connection with the provisions hereof has been duly authorized to do so. Escrow Agent shall be protected in acting upon advice of counsel in reference to any matter connected herewith.

                  (d) Escrow Agent shall not be liable for any error of judgement, or for any act done or steps taken or omitted by it in good faith or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, except its own gross negligence, willful misconduct or fraud.

         8. Indemnification of Escrow Agent. The other parties hereto, jointly and severally, will indemnify and hold harmless Escrow Agent as such from and against any claims, liabilities, damages, attorney fees, litigation, court and other costs arising out of or in connection with the transactions contemplated under the Merger Agreement, the services of Escrow Agent under this Agreement (excluding acts of gross negligence, willful misconduct or fraud) or any litigation arising from such services or any interpleader or similar action pursuant to this Agreement.

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         9. Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to be duly given: (a) if delivered personally or sent by facsimile, on the date received; (b) if delivered by overnight courier on the day after mailing so long as the sending party retains a receipt thereof; and (c) if mailed, then five days after mailing with the United States mail service, postage pre-paid. Any such notices or communications shall be sent to the parties at the addresses set forth in the Agreement and Plan of Merger or at such other addresses as a party may specify by notice to the other parties to this Agreement, which notice will be accomplished in accordance with the terms of this paragraph 9.

         10. Miscellaneous. All capitalized terms not otherwise defined in this Agreement will have the respective meanings set forth in the Merger Agreement. This Agreement will inure to the benefit of, and will be binding upon, the parties hereto and may not be assigned by any party without the prior written consent of all other parties, and any prohibited assignment shall be null and void. The headings used in this Agreement have been inserted for convenience only and will not control or affect the meaning of any provision of this Agreement. The provisions of this Agreement have been subject to negotiation, and will not be construed against its drafter. This Agreement, together with the Merger Agreement and the exhibits hereto, constitutes the entire agreement among the parties with respect to the subject matter hereof. No change in, addition to or waiver or amendment of the terms or conditions of this Agreement will be binding upon any of the parties unless approved in writing by such parties. This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which together will be deemed one and the same instrument. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware.

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         IN WITNESS WHEREOF, the parties have executed this Escrow Agreement as of the date set forth above.

SHAREHOLDERS:                          BUYER:

                                       CAPSTONE PHARMACY SERVICES,
                                       INC.

/s/ Denis Portaro                      By:      /s/ Donald Hughes
-----------------------------                  --------------------------------
Denis Portaro                          Title:   Chief Financial Officer


/s/ Sandra Portaro
-----------------------------
Sandra Portaro


ESCROW AGENT:

HARWELL HOWARD HYNE GABBERT
& MANNER, P.C.

By:   /s/ Mark Manner
     ------------------------

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